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EXHIBIT 5

Proskauer Rose LLP
1585 Broadway
New York, New York 10036

        June 21, 2002

Little Switzerland, Inc.
161-B Crown Bay
St. Thomas, U.S.V.I. 00802

Re:	Little Switzerland, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Little Switzerland, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), relating to the registration of up to 300,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), issuable pursuant to the Company's 2002 Employee Stock Purchase Plan (the "Plan").

        In connection with this opinion, we have examined the following: the Certificate of Incorporation and the By-laws of the Company, each as amended to date, such records of corporate proceedings of the Company as we deemed material, the Registration Statement, the Plan and such other documents as we considered necessary for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion that, subject to due authorization by the Board of Directors of the Company, upon the issuance and delivery of the Shares in accordance with the terms of the Registration Statement and the Plan, as applicable, the Shares will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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